Filed Pursuant to Rule 424(b)(3)

Registration No. 333-272606

BROOKFIELD INFRASTRUCTURE INCOME FUND INC.

Supplement dated May 16, 2024,

to the Prospectus and Statement of Additional Information dated April 29, 2024

This is a supplement (the “Supplement”) to the Prospectus and Statement of Additional Information, dated April 29, 2024, of Brookfield Infrastructure Income Fund Inc. (the “Fund”). You should read this Supplement in conjunction with the Prospectus (the “Prospectus”) and the Statement of Additional Information, dated April 29, 2024 (the “SAI”). The SAI has been filed with the SEC and is incorporated by reference in its entirety into the Fund’s Prospectus. Certain capitalized terms used and not defined herein have the meanings set forth in the Prospectus and SAI.

Update Regarding the Portfolio Management Team

Brookfield Public Securities Group LLC (the “Sub-Adviser”), the investment sub-adviser and administrator to the Fund, will implement certain changes to the Fund’s portfolio management team. Effective June 30, 2024, Mr. Christopher Langs will be leaving the Sub-Adviser and will no longer serve as a portfolio manager of the Public Securities Portfolio. The Public Securities Portfolio will continue to be primarily managed by portfolio managers Christopher Janus and Daniel Parker, CFA. Prior to his departure, Mr. Langs will continue to work with Messrs. Janus and Parker as co-portfolio managers of the Public Securities Portfolio.

Please retain this Supplement for reference.